As filed with the Securities and Exchange Commission on August 1, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PORTAGE BIOTECH INC.

(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
Clarence Thomas Building, P.O. Box 4649 Road Town, Tortola British Virgin Islands	VG1110
(Address of Principal Executive Offices)	(Area Code)

Portage Biotech Inc. Amended and Restated 2021 Equity Incentive Plan

(Full Title of the Plan)

Andrea Park, CFO

c/o Portage Development Services, Inc.

1111B S Governors Ave, Ste 25907

Dove, Delaware, 19904

(Name and Address of Agent For Service)

(302) 219-5556
(Telephone Number, Including Area Code, of Agent For Service)

With Copies to:

Steven J. Abrams, Esq. Hogan Lovells US LLP 1735 Market Street, Suite 2300 Philadelphia, PA 19103 Telephone (267) 675-4600	Michael Doyle Forbes Hare LLP 5 King’s Bench Walk Temple, London EC4Y 7DN United Kingdom Telephone +44 (0) 207 0143 225

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐
Non-accelerated filer ☒	Smaller reporting company	☐
	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed by Portage Biotech Inc., a company registered in the British Virgin Islands (the “Registrant”), to register 197,743 ordinary shares of the Registrant, no par value per share (the “Ordinary Shares”), issuable under the Registrant’s Amended and Restated 2021 Equity Incentive Plan, as amended (the “2021 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement on Form S-8 omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2021 Plan covered by this registration statement as required by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission are incorporated by reference in this registration statement as of their respective dates:

(a)	the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2025 filed with the Commission on July 25, 2025;

(b)	the Registrant’s Reports on Form 6-K filed with or furnished to the Commission on April 28, 2025, May 29, 2025, June 9, 2025, June 25, 2025, and June 27, 2025; and

(c)	the description of the Registrant’s Ordinary Shares contained in its registration statement on Form 8-A filed with the Commission on February 18, 2021, as updated by Exhibit 2.1 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2022 filed with the Commission on August 1, 2022, and any amendment or report filed for the purpose of further updating that description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), including (i) any future annual reports on Form 20-F and (ii) any future reports on Form 6-K that are identified in such reports as being incorporated by reference in this registration statement (but only to the extent identified in such report), but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the Commission.

For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. In addition, a company may only indemnify a person who acted honestly and in good faith and in what he or she believed to be in the best interests of the company, and in the case of criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful.

The Registrant’s Memorandum and Articles of Association provides that the Registrant may indemnify its directors, officers, agents or its liquidator (each an “Indemnifiable Person”) against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings if such Indemnifiable Person is or was a party or is threatened to be a party to proceedings by virtue of the fact he or she is or was a director, officer, agent or liquidator of the Registrant or is or was at the request of the Registrant serving as a director, officer, agent or liquidator or in another capacity for another entity The Registrant may only indemnify an Indemnifiable Person if he or she acted honestly and in good faith with a view to the Registrant’s best interests and, with respect to any criminal action, he or she must have had no reasonable cause to believe his or her conduct was unlawful.

The Registrant may purchase and maintain insurance in relation to any person who is or was a director, or who at the request of the Registrant is or was serving as a director of, or in any other capacity is or was acting for another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Registrant has or would have had the power to indemnify the person against the liability. The Registrant currently maintains director and officer insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Memorandum of Association and Articles of Association of Portage Biotech Inc. as filed in the British Virgin Island on September 22, 2022 – Incorporated herein by reference to Exhibit 4.1 to Form 6-K filed on September 22, 2022.
4.2	Portage Biotech Inc. Amended and Restated 2021 Equity Incentive Plan - Incorporated herein by reference to Exhibit 4.2 to Form S-8 filed on December 1, 2023.
4.3*	Amendment No. 1 to Portage Biotech Inc. Amended and Restated 2021 Equity Incentive Plan.
5.1*	Opinion of Forbes Hare LLP.
23.1*	Consent of Marcum LLP.
23.2*	Consent of CBIZ CPAs P.C.
23.3*	Consent of Forbes Hare LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
107*	Filing Fee Table.

*	Filed herewith.

Item 9.	Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tortola, British Virgin Islands, on August 1, 2025.

PORTAGE BIOTECH INC.

By:	/s/ Alexander Pickett
Name:	Alexander Pickett
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Alexander Pickett and Andrea Park, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Alexander Pickett	Chief Executive Officer and Director	August 1, 2025
Alexander Pickett	(Principal Executive Officer)

/s/ Andrea Park	Chief Financial Officer	August 1, 2025
Andrea Park	(Principal Financial Officer and Principal Accounting Officer)

/s/ Justin Stebbing	Chairman of the Board	August 1, 2025
Justin Stebbing

/s/ Gregory Bailey	Director	August 1, 2025
Gregory Bailey

/s/ James Mellon	Director	August 1, 2025
James Mellon

/s/ Jean-Christophe Renondin	Director	August 1, 2025
Jean-Christophe Renondin

/s/ Steven Mintz	Director	August 1, 2025
Steven Mintz

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement on August 1, 2025.

By:	/s/ Alexander Pickett
Alexander Pickett
Chief Executive Officer